Exhibit 99.2

Non-IFRS financial information
The intention to float announcement by Cabot Credit Management Limited (“Cabot”), an indirect subsidiary of Encore Capital Group, Inc., contains certain financial measures that are not defined or recognised under International Financial Reporting Standards (“IFRS”), in particular, Adjusted EBITDA. Adjusted EBITDA represents profit for the financial period adjusted to exclude the effects of, as relevant, tax expense or income, finance income, finance costs, depreciation on property, plant and equipment, amortisation of intangible assets, current value movements on purchased loan portfolios, costs and exceptional costs.
Cabot’s use of the term Adjusted EBITDA may vary from others in Cabot’s industry. Adjusted EBITDA should not be considered as an alternative to “profit for the financial period” or any other performance measures derived in accordance with IFRS. Cabot presents Adjusted EBITDA because it believes it may enhance an investor’s understanding of its cash flow generation that could be used to service or pay down debt, pay income taxes, purchase new debt portfolios and for other uses, and the liquidity of Cabot’s business and because it is frequently used by securities analysts, investors and other interested parties in the evaluation of debt purchasing companies.
The following table provides a reconciliation of Cabot’s profit for the financial period to Adjusted EBITDA:

	Year ended 31 December			Six months ended 30 June
(£ in millions)	2014	2015	2016	2016	2017
				(Unaudited)
Profit for the financial period	16.0	28.6	23.1	17.9	19.1
Tax expense/(income)	3.6	2.6	5.5	3.9	5.6
Finance income	(0.4)	(0.8)	(10.3)	(8.5)	(2.1)
Finance costs	64.4	76.4	106.4	43.7	42.8
Depreciation and intangible assets amortisation	4.1	7.1	7.2	3.7	4.2
Loan portfolio amortisation(a)	76.5	72.9	114.2	56.7	63.1
Non‑recurring costs(b)	8.6	10.0	1.7	0.5	6.3
Adjusted EBITDA	172.8	196.8	247.8	117.9	139.0

(a)	This amount reflects the change in value of loan portfolios, also known as amortisation.

(b)
Non‑recurring costs include items that are identified internally for management reporting purposes that by virtue of their nature, are not considered representative of the performance at the business and may impact year‑on‑year comparability. Non‑recurring costs for the periods presented primarily relate to restructuring costs, costs relating to acquisitions, and one‑off financing fees.